SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 11, 2002
Date of Report
(Date of earliest event reported)

UTEK CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-15941	59-3603677
(Commission File No.)	(IRS Employer Identification Number)

202 South Wheeler Street
Plant City, FL 33566
(Address of Principal Executive Offices)

(813) 754-4330
(Registrant’s Telephone Number, Including Area Code)

ITEM 5. Other Events

     Energy Management Technologies, Inc., a Florida corporation and 51% owned subsidiary of UTEK Corporation (AMEX: UTK), was acquired by Voice and Wireless Corporation (OTC BB: VWLC), a Minnesota corporation in a tax-free stock-for-stock exchange. Voice and Wireless Corporation issued 318,750 unregistered shares of common stock to UTEK Corporation in exchange for 51% of the issued and outstanding shares of Energy Management Technologies, Inc. The shares acquired in the exchange are restricted and may only be resold pursuant to the requirements of the Securities Act of 1933. The value of the consideration was estimated at $29,962 based on a valuation in accordance with UTEK’s valuation policy as of the closing date of the transaction. As a result of the exchange, UTEK owns approximately 4.0% of the issued and outstanding stock of Voice and Wireless Corporation. In addition, Voice and Wireless Corporation issued 306,250 shares of its common stock for Pacific Northwest National Laboratory’s 49% ownership of Energy Management Technologies, Inc.

     Energy Management Technologies, Inc. holds an exclusive license in the State of California for the Facility Energy Design System Software, which identifies facility energy improvements to reduce energy expenditures in buildings. UTEK invested approximately $1,000 in Energy Management Technologies, Inc.

     The amount of consideration was determined by arms-length negotiations between the parties. The exchange was consummated on June 11, 2002 in accordance with applicable law. In 2002, UTEK also completed a strategic alliance with Voice and Wireless Corporation.

     In addition, Electronic Luminescent Technologies, Inc., a Florida corporation and 91% owned subsidiary of UTEK Corporation was acquired by FullCircle Registry, Inc. (OTC BB: FLCR), a Nevada corporation in a tax-free stock-for-stock exchange. FullCircle Registry, Inc. issued 68,250 unregistered shares of common stock to UTEK Corporation in exchange for 91% of the issued and outstanding shares of Electronic Luminescent Technologies, Inc. The shares acquired in the exchange are restricted and may only be resold pursuant to the requirements of the Securities Act of 1933. The value of the consideration was estimated at $165,847 based on a valuation in accordance with UTEK’s valuation policy as of the closing date of the transaction. As a result of the exchange, UTEK owns approximately 11.4% of the issued and outstanding stock of FullCircle Registry, Inc. In addition, FullCircle Registry, Inc. issued 6,750 shares of its common stock for the University of Florida Research Foundation’s 9% ownership of Electronic Luminescent Technologies, Inc.

     Electronic Luminescent Technologies, Inc. holds the world-wide, exclusive license to a patent pending bicycle illumination technology. UTEK invested approximately $33,120 in Electronic Luminescent Technologies, Inc.

     The amount of consideration was determined by arms-length negotiations between the parties. The exchange was consummated on June 12, 2002 in accordance with applicable law. In 2002, UTEK also completed a strategic alliance with FullCircle Registry, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2002	UTEK CORPORATION

/s/ Michael O. Sullivan

Michael O. Sullivan
Chief Financial Officer

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